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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
              SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934
                      OR SUSPENSION OF DUTY TO FILE REPORTS
                       UNDER SECTIONS 13 AND 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Numbers: 1-5365

                                 Handy & Harman
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           (Exact names of registrants as specified in their charters)

            250 Park Avenue, New York, New York 10177; (212) 661-2400
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    (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                     Common Stock, par value $1.00 per share
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            (Title of each class of securities covered by this Form)

                                      None
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      (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)       [X]       Rule 12h-3(b)(1)(i)                [X]
Rule 12g-4(a)(1)(ii)      [ ]       Rule 12h-3(b)(1)(ii)               [  ]
Rule 12g-4(a)(2)(i)       [ ]       Rule 12h-3(b)(2)(i)                [  ]
Rule 12g-4(a)(2)(ii)      [ ]       Rule 12h-3(b)(2)(ii)               [  ]
                                    Rule 15d-6                         [  ]

         Approximate number of holders of record as of the certification or notice date: ONE

         Pursuant to the requirements of the Securities Exchange Act of 1934 Handy & Harman has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  APRIL 15, 1998           HANDY & HARMAN
     ----------------

                                By:/S/ PAUL E. DIXON
                                   ---------------------------------------------
                                   Name:Paul E. Dixon
                                   Title: Sr. Vice President and General Counsel


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.